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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Callidus Software Inc:


We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-117542 and 333-110757) of Callidus Software Inc. of our report dated January 19, 2005, with respect to the consolidated balance sheets of Callidus Software Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears elsewhere in this annual report on Form 10-K of Callidus Software Inc.

KPMG LLP

Mountain View, California
March 25, 2005